FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Investor Relations (386) 947-6465
FOR IMMEDIATE RELEASE

ISC REPORTS RECORD REVENUE FOR THE FISCAL THIRD QUARTER

-Motorsports Authentics' Acquisition of Action Performance Proceeding as Planned-

DAYTONA BEACH, Fla. - October 6, 2005 - International Speedway Corporation (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported record revenue for the third quarter and nine months ended August 31, 2005.

"We are pleased to report another solid quarter of financial results, highlighted by growth in the majority of our revenue categories," stated Lesa France Kennedy, President of ISC. "Broadcast rights fees and media related revenue significantly contributed to the increase. In addition, higher overall admissions, hospitality and sponsorship revenues benefited top and bottom line results."

Third Quarter Comparison

Total revenues for the third quarter increased to $166.5 million, compared to revenues of $154.8 million in the prior-year period. Operating income was $56.0 million during the period compared to $51.0 million in the third quarter of fiscal 2004. Net income was $36.8 million, or $0.69 per diluted share, compared to net income of $68.1 million, or $1.28 per diluted share, in the prior year. Results for the 2004 third quarter include, net of tax, a $36.3 million, or $0.68 per diluted share, gain on the sale of North Carolina Speedway's assets.

Contributing to 2005 third quarter results was the inclusion of the NASCAR Busch Series event at Watkins Glen International, which was realigned to Watkins Glen from Nazareth Speedway. The long-lived assets of Nazareth are held for sale as of August 31, 2005. Therefore, its results are recorded as discontinued operations, net of tax, for all periods presented. In addition, prior year financial statements reflect the discontinued operations, net of tax, of North Carolina Speedway, which was sold in July 2004. Third quarter 2004 results also include a $0.7 million pre-tax non-cash charge for the net book value of assets removed related to Daytona International Speedway's infield renovation project, which was completed earlier this year.

-more-

ISC REPORTS RECORD REVENUE FOR THE FISCAL 2005 THIRD QUARTER

Year to Date Comparison

For the nine months ended August 31, 2005, total revenues increased to $503.4 million from $416.6 million in 2004. Operating income for the nine-month period was $174.7 million compared to $135.8 million in the prior year. Net income for the nine months ended August 31, 2005, was $104.3 million, or $1.96 per diluted share, and was impacted by the following:

Phoenix International Raceway hosted its inaugural spring NEXTEL Cup/Busch weekend in the 2005 second quarter. These events were realigned from Darlington Raceway, and were held in the fourth quarter of 2004.

California Speedway's NASCAR Craftsman Truck event was held in the second quarter of 2005, as compared to the fourth quarter of 2004.

The July 2004 acquisition of Martinsville Speedway resulted in an incremental NEXTEL Cup and Craftsman Truck weekend in the second quarter of 2005.

The 2005 second quarter recovery of approximately $1.8 million, or $0.02 per diluted share after-tax, associated with ISC's allowable claim in the CART bankruptcy. The claim was based on the failure to return ISC's sanction fee paid to CART, less allowable expenses, for the 2003 event scheduled at California Speedway, which CART canceled because of the state of emergency due to wildfires in Southern California at the time.

The aforementioned inclusion of the NASCAR Busch Series event at Watkins Glen in the 2005 third quarter, which was realigned from Nazareth.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The adjustments relate to: (1) the presentation of the operations of North Carolina Speedway and Nazareth Speedway as discontinued; (2) the presentation of the sale of North Carolina as discontinued; and (3) charges associated with refinancing the majority of the Company's long-term debt. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess our core operations.

ISC REPORTS RECORD REVENUE FOR THE FISCAL 2005 THIRD QUARTER

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

	(In Thousands, Except Per Share Amounts)
	(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2004	August 31, 2005	August 31, 2004	August 31, 2005

Net income	$ 68,090	$ 36,752	$ 101,942	$ 104,318

Net loss, net of tax, from:
Discontinued operations of North
Carolina and Nazareth	57	52	6,250	144
Gain on the sale of discontinued operations	(36,337)	-	(36,337)	-

Income from continuing operations	31,810	36,804	71,855	104,462

Adjustments, net of tax:
Interim interest on debt redeemed	-	-	995	-
Loss on early redemption of debt	-	-	3,028	-

Non-GAAP net income	$ 31,810	$ 36,804	$ 75,878	$ 104,462

Diluted earnings per share	$ 1.28	$ 0.69	$ 1.92	$ 1.96

Net loss, net of tax, from:
Discontinued operations of North
Carolina and Nazareth	-	-	0.11	-
Gain on the sale of discontinued operations	(0.68)	-	(0.68)	-
Income from continuing operations	0.60	0.69	1.35	1.96

Adjustments, net of tax:
Interim interest on debt redeemed	-	-	0.02	-
Loss on early redemption of debt	-	-	0.06	-

Non-GAAP diluted earnings per share	$ 0.60	$ 0.69	$ 1.43	$ 1.96

2005 Third Quarter Highlights

An overview of the major event weekends held in the third quarter of 2005 includes:
Michigan International Speedway hosted a successful NEXTEL Cup, Craftsman Truck and ARCA weekend, highlighted by a sold-out Batman Begins 400 NEXTEL Cup race.
Richmond International Raceway hosted a successful open-wheel weekend highlighted by a near double-digit percent attendance increase for the SunTrust Indy Challenge.
Kansas Speedway posted sold-out attendance for its IndyCar, Craftsman Truck and ARCA weekend.

ISC REPORTS RECORD REVENUE FOR THE FISCAL 2005 THIRD QUARTER

Daytona hosted both the NEXTEL Cup and Busch series in July. Despite inclement weather, the NEXTEL Cup Pepsi 400 capped off a very successful weekend that resulted in increased overall attendance and record revenues.

Chicagoland Speedway hosted sold out attendance for its NEXTEL Cup and Busch weekend, marking the fifth straight year of selling the facility out on a season-ticket basis.
Michigan hosted a successful weekend of open-wheel racing, including increased attendance for the Indy Firestone 400.

Watkins Glen hosted a weekend of NASCAR racing in August, marking the first return of the NASCAR Busch series to the facility since 2001. Attendance for both events was strong, including increased attendance for the weekend anchored by the Sirius at the Glen NEXTEL Cup race.

Michigan extended its streak of consecutive sold-out NEXTEL Cup events to 30, with the GFS Marketplace 400. Average household viewership for the weekend's events was notably higher over the prior year, including a 16 percent increase for the Cup race and a 30 percent increase for the Busch Series race.

Revenue growth for the third quarter of fiscal 2005 was partially driven by increased spending by corporations at ISC's events. ISC benefited from recently signed multi-track, multi-year official status agreements with several major brands including AAA and Crown Royal. ISC also secured a multi-year race entitlement agreement with Sony for California's Labor Day NEXTEL Cup event. As a result, the Company has once again secured entitlement sponsors for its entire NEXTEL Cup inventory.

"Driven by NASCAR's continued increase in popularity and expansion into new and larger markets, a growing number of major corporations are taking note of the benefits of motorsports sponsorship," continued Ms. France Kennedy. "Our stable of facilities and premier events continues to make us the partner of choice for significant advertisers looking to reach a nationwide audience throughout the entire race season. In addition, our considerable focus on partnership management enables our sponsors to maximize their return on investment, while leveraging our significant expertise to identify incremental sponsorship opportunities across our portfolio."

Recent Developments

To date in the fourth quarter:

California hosted near-capacity crowds for its Labor Day NASCAR NEXTEL Cup race. Television viewership was again strong for the weekend, as the Ameriquest 300 Busch Series race posted a 28 percent increase in average households. In addition, the Sony HD 500 posted record broadcast ratings for a Labor Day weekend Cup race.

ISC REPORTS RECORD REVENUE FOR THE FISCAL 2005 THIRD QUARTER

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The following weekend, the field for the NASCAR NEXTEL Cup Chase for the Championship was set at Richmond. A capacity crowd was on hand for the NEXTEL Cup Chevy Rock and Roll 400. In addition, the facility once again hosted record attendance for its Busch Series event, demonstrating the positive impact an early Cup sellout has on support event ticket sales.

Chicagoland hosted a weekend of exciting IRL and ARCA racing, highlighted by sold-out admissions for both events.
Open-wheel racing returned to Watkins Glen in September. Attendance and revenue for the weekend was significantly ahead of the prior year, when the events were held at Nazareth.

Talladega hosted NEXTEL Cup and ARCA racing highlighted by exciting on-track competition including 50 lead changes for the UAW-Ford 500 NEXTEL Cup event. Unfortunately, attendance-related revenue was below expectations for the weekend, primarily due to the impacts of the recent hurricanes on the Gulf Coast, a key selling region for the facility.

For the remainder of the fourth quarter, ISC will host a NEXTEL Cup and Busch weekend at Kansas, an IRL weekend at California, NEXTEL Cup and Craftsman Truck racing at Martinsville, and consecutive NASCAR Triple Header weekends at Phoenix and Homestead-Miami Speedway. The Company has already announced sold out Cup races at Kansas and Homestead-Miami. In addition, advanced ticket sales for ISC's non-sold out Cup events, as well as support races remaining for the quarter, are trending ahead of the prior year.

In Seattle, ISC is continuing with its ongoing detailed project due diligence to evaluate total project costs, feasibility of a public/private partnership, and environmental impacts including traffic, noise, air quality and others, if necessary. A recently released study estimated the economic impact from the construction and annual operation of a motorsports facility in Washington to be approximately $500 million and $140 million, respectively.

In Metro New York, the Company continues to meet with local civic and government organizations on Staten Island, while proceeding with the land use approval process and other aspects of its feasibility study. In addition, preliminary work is underway, including debris removal and obtaining regulatory approval for adding fill, to improve the overall quality of the site.

Ms. France Kennedy stated, "Important progress continues in our external development efforts. In Seattle, a recent study documented the significant economic impact our project represents to the region, and we continue to meet with local and state officials to explore the best possible public/private partnership for funding the construction of the facility. In New York, our outreach continues with local civic and government organizations to discuss the merits and benefits of our project. We remain optimistic for the prospects of both of these significant long-term growth opportunities for ISC."

ISC REPORTS RECORD REVENUE FOR THE FISCAL 2005 THIRD QUARTER

Regarding the Company's joint venture with Speedway Motorsports Inc., and its acquisition of Action Performance Companies, Inc. ("Action"), on September 20, 2005 the required notification and forms under the Hart-Scott-Rodino Act were filed for regulatory approval. The transaction is expected to close by the end of calendar 2005.

Finally, in terms of capital spending, ISC has increased its outlook for fiscal 2005 capital spending at its existing facilities to range between $110 and $120 million. The increase from the previous estimate of approximately $100 million is primarily associated with certain land purchases and related improvements at the Company's facilities. Approximately two-thirds of the 2005 annual spending estimate is for revenue generating projects including the Daytona infield renovation, the Michigan front stretch renovation, the construction of 16 new luxury suites, 800 club seats and lighting at Homestead-Miami and other projects designed to enhance the fan experience.

Outlook

ISC reiterates its 2005 fourth quarter guidance of revenues between $225 and $230 million, and income from continuing operations of $0.99 to $1.01 per diluted share. Given the Company's commitment of charitable contributions of approximately $1 million in funds and services for the Gulf Coast hurricane relief efforts and less than expected results at Talladega due to the impact from the hurricanes, the Company is currently more comfortable at the lower end of the revenue and earnings ranges of estimates.

"We are on-track to once again post record financial results for fiscal 2005," Ms. France Kennedy concluded. "Consumer demand for our future events remains strong, despite the recent increase in fuel prices, and we look forward to an exciting end to this outstanding NASCAR racing season. In addition, we continue to see strong indicators of the sport's ongoing growth in popularity, particularly in year over year television viewership results. Like others in the industry, we eagerly await an announcement regarding NASCAR's next television agreements toward the end of 2005 or early 2006. Looking ahead to fiscal 2006, while we are still in the budgeting process, we anticipate another strong year for the Company. Given our portfolio of premier facilities and events, coupled with our sound business plan and long-term growth opportunities, ISC remains well positioned for continued future growth."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free 888-693-3477 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available one hour after the end of the call through midnight Thursday, October 13, 2005. To access, dial toll free 877-519-4471 and enter the code 6527763, or visit the "Investor Relations" section of the Company's Web site.

ISC REPORTS RECORD REVENUE FOR THE FISCAL 2005 THIRD QUARTER

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other motorsports entertainment facility ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS RECORD REVENUE FOR THE FISCAL 2005 THIRD QUARTER

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2004	August 31, 2005	August 31, 2004	August 31, 2005
REVENUES:
Admissions, net	$ 56,085	$ 58,911	$ 146,157	$ 163,205
Motorsports related	74,821	85,219	209,696	274,188
Food, beverage and merchandise	22,027	20,316	55,713	59,176
Other	1,911	2,073	5,028	6,829
	154,844	166,519	416,594	503,398

EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR sanction fees	23,278	26,411	68,825	89,520
Motorsports related	31,401	32,493	77,588	92,220
Food, beverage and merchandise	14,960	13,573	35,846	38,212
General and administrative	22,999	24,934	65,722	71,176
Depreciation and amortization	11,158	13,089	32,777	37,538
	103,796	110,500	280,758	328,666

Operating income	51,048	56,019	135,836	174,732
Interest income	1,062	1,224	2,820	3,562
Interest expense	(4,833)	(3,225)	(17,301)	(9,585)
Loss on early redemption of debt	-	-	(4,988)	-
Equity in net income from equity investments	5,253	5,938	2,318	3,036

Income from continuing operations before income taxes	52,530	59,956	118,685	171,745
Income taxes	20,720	23,152	46,830	67,283

Income from continuing operations	31,810	36,804	71,855	104,462
Loss from discontinued operations, net of income taxes of
($160) and ($68), and ($3,368) and ($194), respectively	(57)	(52)	(6,250)	(144)
Gain on the sale of discontinued operations,
net of income taxes of $27,589	36,337	-	36,337	-
Net income	$ 68,090	$ 36,752	$ 101,942	$ 104,318

Basic earnings per share:
Income from continuing operations	$ 0.60	$ 0.69	$ 1.35	$ 1.96
Loss from discontinued operations	-	-	(0.11)	-
Gain on sale of discontinued operations	0.68	-	0.68	-
Net income	$ 1.28	$ 0.69	$ 1.92	$ 1.96

Diluted earnings per share:
Income from continuing operations	$ 0.60	$ 0.69	$ 1.35	$ 1.96
Loss from discontinued operations	-	-	(0.11)	-
Gain on sale of discontinued operations	0.68	-	0.68	-
Net income	$ 1.28	$ 0.69	$ 1.92	$ 1.96

Dividends per share	-	-	$ 0.06	$ 0.06

Basic weighted average shares outstanding	53,092,962	53,141,565	53,079,888	53,123,541

Diluted weighted average shares outstanding	53,194,807	53,254,908	53,175,098	53,236,759

ISC REPORTS RECORD REVENUE FOR THE FISCAL 2005 THIRD QUARTER

Consolidated Balance Sheets
	(In Thousands)
	(Unaudited)

	November 30, 2004	August 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$ 160,978	$ 50,644
Short-term investments	115,000	94,575
Receivables, less allowance of $1,500 in 2004 and 2005	52,798	48,113
Inventories	7,267	9,947
Prepaid expenses and other current assets	5,032	27,446
Total Current Assets	341,075	230,725

Property and Equipment, net of accumulated depreciation of $265,489 and
$302,504, respectively	969,095	1,137,967
Other Assets:
Equity investments	36,489	39,038
Intangible assets, net	148,989	149,502
Goodwill	99,265	99,507
Deposits with Internal Revenue Service	-	96,913
Other	24,597	23,685
	309,340	408,645
Total Assets	$ 1,619,510	$ 1,777,337

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$ 7,505	$ 505
Accounts payable	28,854	19,803
Deferred income	114,518	172,100
Income taxes payable	25,241	14,465
Other current liabilities	15,078	21,717
Total Current Liabilities	191,196	228,590

Long-Term Debt	369,315	369,096
Deferred Income Taxes	165,617	183,587
Long-Term Deferred Income	11,503	11,602
Other Long-Term Liabilities	141	81
Commitments and Contingencies	-	-
Shareholders' Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized;
28,858,934 and 29,333,291 issued and outstanding at
November 30, 2004 and August 31, 2005, respectively	289	294
Class B Common Stock, $.01 par value, 40,000,000 shares authorized;
24,409,903 and 23,988,778 issued and outstanding at
November 30, 2004 and August 31, 2005, respectively	244	240
Additional paid-in capital	696,882	699,865
Retained earnings	187,689	288,723
Accumulated other comprehensive loss	(22)	-
	885,082	989,122
Less: unearned compensation-restricted stock	3,344	4,741
Total Shareholders' Equity	881,738	984,381
Total Liabilities and Shareholders' Equity	$ 1,619,510	$ 1,777,337

ISC REPORTS RECORD REVENUE FOR THE FISCAL 2005 THIRD QUARTER

Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	August 31, 2004	August 31, 2005
OPERATING ACTIVITIES
Net income	$ 101,942	$ 104,318
Adjustments to reconcile net income to net cash provided by
operating activities:
Gain on sale of discontinued operations	(63,926)	-
Depreciation and amortization	32,777	37,538
Discontinued operations depreciation	1,245	-
Amortization of unearned compensation	1,270	1,436
Amortization of financing costs	91	430
Deferred income taxes	48,069	17,970
Undistributed income from equity investments	(2,318)	(3,036)
Impairment of long-lived assets	13,217	-
Loss on early redemption of debt	4,988	-
Other, net	608	431
Changes in operating assets and liabilities:
Receivables, net	(4,267)	4,748
Inventories, prepaid expenses and other assets	(17,861)	(25,160)
Deposits with Internal Revenue Service	-	(96,913)
Accounts payable and other liabilities	6,117	(5,614)
Deferred income	48,785	57,681
Income taxes	(3,152)	(10,629)
Net cash provided by operating activities	167,585	83,200

INVESTING ACTIVITIES
Capital expenditures	(71,524)	(203,535)
Proceeds from asset disposals	85	29
Acquisition of businesses	(193,745)	(764)
Proceeds from sale of discontinued operations	100,391	-
Proceeds from affiliate	-	487
Proceeds from short-term investments	225	305,025
Purchases of short-term investments	(205,225)	(284,600)
Other, net	(477)	114
Net cash used in investing activities	(370,270)	(183,244)

FINANCING ACTIVITIES
Proceeds from long-term debt	299,570	-
Payment of long-term debt	(231,500)	(7,000)
Payment of long-term debt redemption premium	(5,340)	-
Proceeds from interest rate swaps	2,771	-
Cash dividends paid	(3,196)	(3,199)
Deferred financing fees	(2,473)	(10)
Reacquisition of previously issued common stock	(386)	(511)
Exercise of Class A common stock options	399	430
Net cash provided by (used in) financing activities	59,845	(10,290)

Net decrease in cash and cash equivalents	(142,840)	(110,334)
Cash and cash equivalents at beginning of period	223,973	160,978
Cash and cash equivalents at end of period	$ 81,133	$ 50,644

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